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August 13, 1999





Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re: Cleco Corporation on Form S-8 (Registration Nos. 2-79671, 33-10169,
             33-38362 and 33-44663, and Form S-3 (Nos. 33-24895, 33-62950 and
             333-02895)

Commissioners:

We are aware that our report dated July 23, 1999 on our review of the interim financial information of Cleco Corporation as of June 30, 1999 and for the three-month and six-month periods ended June 30, 1999 and 1998 included in this Form 10-Q is incorporated by reference in the above mentioned registration statements. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,


/s/ PricewaterhouseCoopers LLP


New Orleans, Louisiana